Exhibit 10.2

Restricted Stock Units

Grant ID:

CORE-MARK HOLDING COMPANY, INC.

                    ,

Re:	Grant of Restricted Stock Units

Dear                     :

Core-Mark Holding Company, Inc., a Delaware corporation (the “Company”), is pleased to advise you that, pursuant to the Company’s 2007 Long-Term Incentive Plan (the “Plan”), the Board has granted to you an award of                      (                    ) restricted stock units (the “Restricted Units”), effective as of                     ,                      (the “Date of Grant”), subject to the terms and conditions set forth in this letter agreement (the “Grant Agreement”). Any capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

1. Issuance of Restricted Units. The Restricted Units shall be awarded to you as of the Date of Grant. Each Restricted Unit shall be equivalent in value to one share of Common Stock and shall entitle you to receive on the Vesting Date (as defined herein), one share of Common Stock for each such Restricted Unit then vested, unless you elect in a timely fashion to defer delivery of the shares of Common Stock, in accordance with Section 6 below, that would otherwise be due by virtue of the lapse or waiver of the vesting requirements for such Restricted Units as set forth in Section 2 below.

2. Vesting of Restricted Units.

(a) One-third (1/3) of the Restricted Units shall become fully vested and nonforfeitable on                     ,              (the “First Vesting Date”). The remaining two-thirds (2/3) of the Restricted Units shall vest in equal quarterly installments at the end of each following three-month period, on March 31, June 30, September 30 and December 31, in each of                      and                      (each date on which one or more of such units vest collectively with the First Vesting Date, a “Vesting Date”). Except as otherwise provided in Section 2(b) below, in the event your employment with, or performance of service for, the Company or any Subsidiary terminates prior to all of your Restricted Units becoming fully vested and/or prior to the Vesting Date with respect to any particular Restricted Unit, any unvested Restricted Units will be forfeited and terminate automatically upon such date of termination of employment.

(b) Notwithstanding Section 2(a) above or any other provision hereof to the contrary:

(i) in the event that you cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to your death or Disability before the First Vesting Date is reached, the Restricted Units shall thereupon vest on a pro-rata basis based on the ratio of (A) the number of complete months beginning on Date of Grant and ending on the date of your termination of employment to (B) thirty six (36);

(ii) in the event that you cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to your Retirement approved by the Committee on or after the First Vesting Date is reached, all of your unvested Restricted Units shall become fully vested and nonforfeitable on the date of such termination of service;

(iii) in the event that there is a Public Change in Control (as defined herein) and within one year following such Public Change in Control, your employment is terminated by the Company without Cause or you resign from your employment with the Company for Good Reason, all of your unvested Restricted Units shall become fully vested and nonforfeitable on the date of such termination of employment or resignation; or

(iv) in the event that there is a Non-Public Change in Control (as defined herein), all of your unvested Restricted Units shall become fully vested and nonforfeitable on the date of such Non-Public Change in Control.

For purposes of this Grant Agreement:

“Cause” means as defined in the Plan except that the words “that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise” shall be added to the end of clauses (iii), (iv) and (v) of such definition.

“Good Reason” means the resignation of a Participant following the occurrence of (A) a material reduction in the scope of the Participant’s authorities, duties or responsibilities, (B) a material reduction in the Participant’s salary and benefits (other than benefits under programs that apply to all similarly situated employees or employees of the Company in general), or (C) a change in the principal work location of Participant of more than 100 miles from its current location.

“Public Change in Control” means any Change in Control (as defined in the Plan) if, upon the consummation of such Change in Control, the Shares available for issuance under the Plan and the Awards issued thereunder (or other securities to be issued in lieu of Shares as a result of such Change in Control) are publicly traded on the Toronto Stock Exchange, a U.S. national securities exchange (including the NASDAQ Stock Market), the OTC Bulletin Board or the OTC Pink Sheets.

“Non-Public Change in Control” means a Change in Control (as defined in the Plan) which is not a Public Change in Control (as defined above).

3. Dividend Equivalents. You shall have the right to receive accumulated cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock underlying each Restricted Unit on the date of its full vesting and thereafter until the underlying shares are issued, including after any such Restricted Units are converted into deferred stock units.

4. Rights as Stockholder. Except as provided in Section 3 above, you shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Units (or any deferred stock units as set forth in Section 6 below). Upon the conversion of the Restricted Units into shares of Common Stock, you shall obtain full voting and other rights as a stockholder of the Company.

5. Stock Certificates. On the date the Restricted Units become vested and nonforfeitable in accordance with Section 2 above (the “Delivery Date”), you shall be entitled to receive, upon payment by you to the Company of the aggregate par value of the shares of Common Stock underlying each fully vested Restricted Unit, stock certificates (the “Certificates”) evidencing the conversion of Restricted Units into shares of Common Stock. The Certificates shall be issued to you as of the Delivery Date and registered in your name. Certificates representing the unrestricted shares of Common Stock will be delivered to you as soon as practicable after the Delivery Date. If, however, you elect to defer payment of the shares of Common Stock as provided in Section 6 below, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement attached hereto as Exhibit A entered into between the Company and you (the “Deferral Election Agreement”).

6. Deferral Election. You may elect no later than                     ,                      to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements set forth in Section 2 above by delivering the Deferral Election Agreement. If such deferral election is made, the Restricted Units shall be converted into deferred stock units, and the Committee shall, in its sole discretion, establish the rules and procedures for such payment deferrals in accordance with the Plan and the Deferral Election Agreement.

7. Withholding of Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold shares of Common Stock deliverable upon vesting of the Restricted Units) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the award, deferral or settlement of the Restricted Units or other securities pursuant to this Grant Agreement. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b) Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld in connection with the award, deferral or settlement of the Restricted Units or other securities pursuant to this Grant Agreement and/or may require you to otherwise make adequate provision for payment to the Company of such taxes.

8. Transferability of Restricted Unit. You may transfer the Restricted Units granted hereunder only in accordance with the terms of the Plan.

9. Conformity with Plan. The Restricted Units are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Grant Agreement, you acknowledge your receipt of this Grant Agreement and the Plan and agree to be bound by all of the terms of this Grant Agreement and the Plan.

10. Rights of Participants. Nothing in this Grant Agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time (with or without Cause), nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this Grant Agreement shall confer upon you any right to be selected again as a Plan Participant, and nothing in the Plan or this Grant Agreement shall provide for any adjustment to the number of Restricted Units upon the occurrence of subsequent events except as provided in the Plan.

11. Amendment. The terms of the Restricted Units may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate; provided that, except as otherwise provided in Sections 14, 15 and 16 of the Plan, no such amendment shall adversely affect in a material manner any of your rights under this Grant Agreement without your written consent.

12. Relation to Other Benefits. Any economic or other benefit to you under this Grant Agreement or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

13. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Grant Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

14. Severability. Whenever possible, each provision of this Grant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Grant Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Grant Agreement.

15. Counterparts. This Grant Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Grant Agreement.

16. Descriptive Headings. The descriptive headings of this Grant Agreement are inserted for convenience only and do not constitute a part of this Grant Agreement.

17. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS GRANT AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

18. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Grant Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent by facsimile (with confirmation) or (iv) sent by reputable overnight courier, to the recipient. Such notices, demands and other communications shall be sent to you at the address specified in this Grant Agreement and to the Company at 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080, Attn: Employee and Corporate Services, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

19. Entire Agreement. This Grant Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your grant of the Restricted Units.

*        *        *        *        *

Grant ID:

Signature Page to Restricted Stock Units Grant Agreement

Please execute the extra copy of this Grant Agreement dated «Letter_Date» in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Grant Agreement.

Very truly yours,

CORE-MARK HOLDING COMPANY, INC.

By:
Name:
Title:

Enclosures:	1.	Extra copy of this Grant Agreement
	2.	Copy of the 2007 Long-Term Incentive Plan attached hereto as Exhibit B

The undersigned hereby acknowledges having read this Grant Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated:	GRANTEE

Name:

EXHIBIT A

Core-Mark Holding Company, Inc.

Restricted Stock Units

Deferral Election Agreement

Please complete this Deferral Election Agreement (this “Agreement”) and return a signed copy to Core-Mark Holding Company, Inc. (the “Company”) by                     ,             . If the Company does not receive this Agreement by such date, you shall be deemed to have foregone your right to make a deferral election.

Name:	SS#:

❑	I do not wish to make a voluntary deferral related to my outstanding restricted stock units. (If you check this box, do not complete the remainder of this Agreement–skip ahead to the bottom of this Agreement, date and sign, and return the Agreement as indicated above.)

❑	I hereby irrevocably elect to defer receipt of the shares of Common Stock related to my restricted stock units granted on , until the earlier of: (i) the Settlement Dates specified below; (ii) my Retirement approved by the Committee; (iii) my termination of employment. This deferral shall be in accordance with the terms and provisions outlined in this Agreement in the manner and amount set forth below. (If you check this box, please complete all sections of this Agreement, date and sign at the bottom of this Agreement, and return the Agreement as indicated above.)

Amount of the Voluntary Deferral

I hereby elect to defer settlement of 100% of my restricted stock units that are scheduled to vest on or after                     ,             .

Settlement Date

In making this election, the following rules apply:

•	You must select a date (the “Settlement Date”) as of which you will receive shares of Common Stock associated with the restricted stock units that you elected to defer above.

•

You may elect as many Settlement Dates as you wish related to the restricted stock units that are scheduled to vest on or after                     ,             . You must, however, defer the restricted stock units in increments of 100; provided that, the total number of units you elect to defer on the last Settlement Date may be less than 100 for rounding purposes. For example, if you have 500 restricted stock units you may elect five different Settlement Dates; i.e. one Settlement Date related to each increment of 100.

I hereby irrevocably elect to defer receipt of the Shares associated with the above-referenced restricted stock units until the following date(s) and in the following increment(s).

(i)
	Number	Month	Day	Year

(ii)
	Number	Month	Day	Year

(iii)
	Number	Month	Day	Year

(iv)
	Number	Month	Day	Year

(v)
	Number	Upon termination of employment

If no Settlement Date is specified, then the transfer will occur upon your termination of employment.

Manner of Transfer

All deferrals to a particular Settlement Date will be paid out in shares of Common Stock. All of the shares of Common Stock you are entitled to receive on the Settlement Date specified in this Agreement will be transferred to you on such Settlement Date. Any capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan and the Grant Agreement.

Terms and Conditions

By signing this form, you hereby acknowledge your understanding and acceptance of the following:

1.	Company Right to Early Transfer. Notwithstanding any election made herein, the Company reserves the right to transfer to you all of the shares of Common Stock associated with the deferred stock units subject to this Agreement at any time following the termination of your employment with the Company or any Subsidiary.

2.	Withholding. The Company shall have the right to deduct from all deferrals or payments hereunder, the minimum statutory amount of any federal, state, local or foreign tax required by law to be withheld.

3.	Not Assignable. Your rights and interests under this Agreement may not be assigned, pledged or transferred other than as provided in the Plan.

4.	Termination of this Agreement. The Company reserves the right to terminate this Agreement at any time. In such case, deferred stock units which are subject to the Agreement may be converted into shares of Common Stock and such shares of Common Stock may be transferred to you immediately.

5.	Bookkeeping Account. The Company will establish a bookkeeping account to reflect the number of deferred stock units and the Fair Market Value of the deferred stock units that are subject to this Agreement.

6.	Stock Certificates. Stock certificates (the “Certificates”) evidencing the payment of deferred stock units in shares of Common Stock, shall be issued as of the applicable Settlement Dates (or such earlier date payment is to be made pursuant to this Agreement) and registered in your name. Subject to the withholding requirements outlined above, Certificates representing shares of Common Stock will be delivered to you as soon as practicable after the Settlement Date.

7.	Dividend Equivalents. You shall not have any rights as a stockholder of the Company; provided that, you shall have the right to receive accumulated dividends or distributions subject to the terms and conditions set forth in Section 3 of the Grant Agreement.

8.	Representation. You hereby represent that any shares of Common Stock acquired by you in connection with the deferred stock unit are acquired for investment for your own account (or a trust account), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that you have no present intention of granting any participation in or otherwise distributing the shares of Common Stock to be delivered pursuant to the deferred stock unit. By signing this Grant Agreement, you further represent that you do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the shares of Common Stock to be delivered pursuant to the deferred stock unit.

9.	Change in Control. Upon a Change in Control, all of your deferred stock units shall be converted into shares of Common Stock of the Company and such shares of Common Stock shall be distributed to you as soon as practicable following the Change in Control, or as determined by the Committee, the Company shall distribute to you such consideration as such shares of Common Stock are entitled pursuant to such Change in Control. For purposes of this Deferral Agreement, the definition of Change in Control shall not include Section 2(e)(iv) of the Plan (Change in Control – stockholder approval of a plan of liquidation or dissolution); Section 2(e)(v) of the Plan (Change in Control – stockholder approval of sale or liquidation of substantially all of the Company’s assets) and Section 2(e)(vi) of the Plan (Change in Control – stockholder approval of a going private transaction) until the Company actually completes the transactions approved by the stockholders (i.e., consummates a plan of liquidation, consummates a sale of all or substantially all of the Company’s assets or consummates the going private transaction).

10.	Governing Law. This Agreement shall be construed and administered according to the laws of the State of Delaware.

11.	Defined Terms. All capitalized terms not defined in this Agreement are defined in the Core-Mark Holding Company, Inc. 2007 Long-Term Incentive Plan.

By executing this Agreement, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Agreement.

Executive	Core-Mark Holding Company, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT B

See attached for a copy of the 2007 Long-Term Incentive Plan